EXHIBIT 99.1

T-Mobile Adds Customers in Record Numbers for Second Straight Year While Leading the Industry in Service Revenue and Adjusted EBITDA Growth

America’s Un-carrier Captures ALL of the Industry’s Postpaid Phone Growth in FY 2015

Fourth Quarter and Full-Year 2015 Highlights:

•	Customer momentum continues for the fastest growing wireless company in America:

◦	2.1 million total net adds in 4Q15 - 8.3 million in 2015

◦	1.3 million branded postpaid net adds in 4Q15 - 4.5 million in 2015

◦	917,000 branded postpaid phone net adds in 4Q15 - 3.5 million in 2015

◦	469,000 branded prepaid net adds in 4Q15 - 1.3 million in 2015

◦	Branded postpaid phone churn of 1.46%, down 27 bps YoY in 4Q15 - down 19 bps YoY in 2015

•	Strong financial performance balances growth and profitability:

◦	Service revenues up 11.7% YoY in 4Q15 and up 10.9% YoY in 2015

◦	Total revenues up 1.1% YoY in 4Q15 and up 8.4% YoY in 2015

◦	Adjusted EBITDA of $2.3 billion in 4Q15 and $7.4 billion in 2015

▪	Adjusted EBITDA up 30.2% YoY in 4Q15 and up 31.2% YoY in 2015

▪	Adjusted EBITDA margin of 35% in 4Q15, up from 30% in 3Q15 and 4Q14

◦	Net income of $297 million in 4Q15 and $733 million in 2015

◦	Earnings per share of $0.34 in 4Q15 and $0.82 in 2015

◦	Net cash provided by operating activities of $2.2 billion in 4Q15 and $5.4 billion in 2015

◦	Adjusted free cash flow of $897 million in 4Q15 and $1.0 billion in 2015

◦	Stable branded postpaid phone ARPU of $48.05 in 4Q15

•	America’s fastest and fastest growing 4G LTE network continues to achieve milestones:

◦	305 million 4G LTE POPs covered - more than doubling geographic LTE footprint in 2015

◦	“Extended Range LTE” covers approximately 190 million POPs across more than 300 market areas

◦	Entered into agreements to acquire additional 700 MHz A-Block spectrum covering approximately 48 million POPs, bringing total low-band coverage to 258 million POPs

◦	Fastest 4G LTE network in the US - leading in average download speeds for 8th consecutive quarter

•	T-Mobile was once again ranked highest in the J.D. Power Wireless Customer Care Study

•	Strong outlook for 2016:

◦	Target of 2.4 to 3.4 million branded postpaid net customer additions

◦	Target of $9.1 to $9.7 billion of Adjusted EBITDA

▪	Guidance includes aggregate impact of leasing and Data Stash of $0.7 to $1.0 billion

◦	Target of $4.5 to $4.8 billion of cash capital expenditures

BELLEVUE, Wash. - February 17, 2016 - T-Mobile US, Inc. (NASDAQ: TMUS) today reported fourth quarter and full-year 2015 results which show continued customer momentum driving strong financial growth. For the full year 2015, T-Mobile added 8.3 million total net customers and outperformed the industry once again by delivering 11% growth in service revenue and 31% growth in Adjusted EBITDA. T-Mobile’s growth has been fueled by the performance of its nationwide 4G LTE network, which now covers 305 million Americans and continues to be the fastest in the nation.

“T-Mobile is #1 in postpaid phone growth, #1 in service revenue growth, #1 in Adjusted EBITDA growth, not to mention #1 in customer care and #1 in network speed,” said John Legere, President and CEO of T-Mobile. “We set out to change this industry, we’re well on our way and we won’t stop.”

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Industry-Leading Customer Growth in 2015
In the fourth quarter of 2015, T-Mobile added 2.1 million net customers, bringing its total customer count to more than 63 million at year-end 2015. This was the eleventh consecutive quarter that the Company has generated more than 1 million net customer additions and the third consecutive quarter with more than 2 million net customer additions. Full-year 2015 also marked the second consecutive year that the Company added more than 8 million net customers, which once again outperformed the wireless industry.

T-Mobile also saw ongoing strength in branded postpaid customers with net additions of 1.3 million in the fourth quarter of 2015. This was the sixth consecutive quarter in which the Company has reported more than 1 million branded postpaid net customer additions. Branded postpaid phone net customer additions were 917,000 in the fourth quarter of 2015, bringing the total branded postpaid phone net customer additions to approximately 10 million since the launch of the Un-carrier. For full-year 2015, the Company added 4.5 million branded postpaid net customer additions, well above the revised guidance for branded postpaid net customer additions of 3.8 to 4.2 million provided in connection with the third quarter of 2015 earnings.

Branded prepaid net customer additions in the fourth quarter of 2015 were 469,000. For full-year 2015, the Company added 1.3 million branded prepaid net customer additions.

Wholesale net customer additions were 301,000 in the fourth quarter of 2015 and 2.4 million for full-year 2015.

Branded postpaid phone churn was 1.46% in the fourth quarter of 2015, down 27 basis points from the fourth quarter of 2014, marking the best year-over-year churn improvement in 2015. Sequentially, churn was stable instead of the typical seasonal increase. Branded prepaid churn was 4.20% in the fourth quarter of 2015, compared to 5.39% in the fourth quarter of 2014.

Total devices sold or leased were 10.8 million units in the fourth quarter of 2015, including 10.0 million smartphones.

Strong Financial Performance
In addition to strong customer growth, T-Mobile delivered outstanding financial results as it outperformed the industry in service revenue and Adjusted EBITDA growth in 2015.

Service revenues for the fourth quarter of 2015 grew by an industry-leading 11.7% year-over-year, primarily due to rapid growth in the Company’s customer base. T-Mobile’s total revenues for the fourth quarter of 2015 grew by 1.1% year-over-year. The year-over-year change in total revenues was impacted by lower equipment revenues, which declined by 29.5% year-over-year primarily due to the mix shift to the JUMP! On Demand program. Under the JUMP! On Demand program, equipment revenues associated with leased devices are recognized over the lease term rather than when the device is delivered to the customer, resulting in lower equipment revenues for the quarter. Full-year 2015 service revenues increased by 10.9% year-over-year, and total revenues increased by 8.4% year-over-year.

Branded postpaid phone Average Revenue per User (ARPU) of $48.05 in the fourth quarter of 2015 was generally stable sequentially as continued strategic focus on family plan penetration and promotional activity was offset by higher data attach rates. Year-over-year, branded postpaid phone ARPU declined by 0.4%. Branded postpaid Average Billings per User (ABPU) was a record $63.74 in the fourth quarter of 2015, up 3.1% year-over-year primarily due to growth in total EIP billings and lease revenues on a per user basis. Lines per account grew to 2.54 in the fourth quarter of 2015, up from 2.36 in the fourth quarter of 2014.

T-Mobile grew Adjusted EBITDA by 30.2% year-over-year for the fourth quarter of 2015 to $2.3 billion. The increase was primarily due to higher service revenues from growth in the customer base, MetroPCS synergies, focused cost control, and decreased losses on equipment sales primarily driven by the impact of customers shifting to leasing devices with JUMP! On Demand, partially offset by higher selling, general and administrative expenses due to customer growth. The Company expanded its Adjusted EBITDA margin to 35% for the fourth quarter of 2015, up from 30% in the fourth quarter of 2014. Adjusted EBITDA in the fourth quarter of 2015 benefited from a gain of $139 million related to a spectrum license transaction. For full-year 2015, Adjusted EBITDA grew by 31.2% to $7.4 billion.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The aggregate impact from leasing and Data Stash on Adjusted EBITDA in the fourth quarter of 2015 was $246 million, including lease revenues of $194 million and the non-cash net impact from Data Stash of $52 million. For full-year 2015, the aggregate impact was $158 million, including lease revenues of $224 million, partially offset by the net impact from Data Stash of $66 million.

Net income amounted to $297 million, up from $138 million in the third quarter of 2015 and $101 million in the fourth quarter of 2014. For the full-year 2015, net income was $733 million compared to $247 million in 2014. Earnings per share (EPS) in the fourth quarter of 2015 was $0.34, more than double the EPS of $0.15 in the third quarter of 2015 and almost triple the EPS of $0.12 in the fourth quarter of 2014. For the full-year 2015, EPS was $0.82 compared to $0.30 in 2014.

Net cash provided by operating activities was $2.2 billion in the fourth quarter of 2015, up from $1.4 billion in the fourth quarter of 2014. For full-year 2015, net cash provided by operating activities was $5.4 billion compared to $4.1 billion in 2014. Free cash flow was $802 million in the fourth quarter of 2015, up from $56 million in the fourth quarter of 2014. For full-year 2015, free cash flow was $690 million compared to a loss of $171 million in 2014. Free cash flow in the fourth quarter of 2015 included net cash proceeds of $795 million related to sales of certain EIP receivables beginning in November 2015. Adjusted free cash flow, which excludes decommissioning payments related to the one-time shutdown of the CDMA portion of the MetroPCS network, was $897 million in the fourth quarter of 2015 and $1.0 billion for full-year 2015.

Expansion of America’s Fastest 4G LTE Network Fuels Growth
T-Mobile delivered on several major network milestones in 2015. The Company more than doubled its geographic 4G LTE footprint during the year, expanding its reach to 305 million Americans, and exceeding its stated goal of 300 million.

T-Mobile is rapidly deploying both Wideband LTE to add capacity to America’s Fastest LTE Network and Extended Range LTE to enhance coverage and in-building performance. Extended Range LTE, which operates on the Company’s low-band 700 MHz A-Block spectrum, currently covers approximately 190 million people in more than 300 market areas. In February 2016, T-Mobile entered into agreements with multiple parties to acquire additional 700 MHz A-Block spectrum covering approximately 48 million POPs. These acquisitions will increase T-Mobile’s total low-band spectrum holdings from 210 million POPs to 258 million POPs upon closing.

Cash capital expenditures reflect T-Mobile’s continued investment in the expansion of its 4G LTE network. In the fourth quarter of 2015, cash capital expenditures were $1.4 billion, up from $1.1 billion in the third quarter of 2015 and $1.3 billion in the fourth quarter of 2014. For the full-year 2015, cash capital expenditures were $4.7 billion compared to $4.3 billion in 2014, of which $246 million was capitalized interest for full-year 2015 compared to $65 million in 2014.

MetroPCS Integration
100% of the MetroPCS spectrum has been re-farmed and integrated into the T-Mobile network. Total decommissioning costs for the CDMA network shutdowns amounted to $21 million in the fourth quarter of 2015, down compared to the $193 million in the third quarter of 2015.

Highest Ranking in Customer Care
J.D. Power again recognized T-Mobile for its Customer Care performance, awarding the Company the highest ranking among full service wireless providers in the J.D. Power 2016 Wireless Customer Care Full Service Study - Volume 1. The award marks the second time in a row T-Mobile has been recognized, further demonstrating the Company’s track record as an organization with a strong focus and commitment to providing an outstanding customer experience whether you call in, come in to the store, or access online.

2016 Outlook Guidance
T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA and free cash flow in 2016.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

With the success of its Simple Choice plan, network investment, and the continued evolution of the Un-carrier strategy, branded postpaid net customer additions for 2016 are expected to be between 2.4 and 3.4 million.
For the full-year 2016, T-Mobile expects Adjusted EBITDA to be in the range of $9.1 to $9.7 billion. This guidance includes the aggregate impact from leasing and Data Stash of approximately $0.7 to $1.0 billion.

Cash capital expenditures for 2016 are expected to be in the range of $4.5 to $4.8 billion.

Quarterly Financial Results
For more details on T-Mobile’s fourth quarter and full-year 2015 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile Social Media
Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere) and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to more than 63 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q4 2015 Earnings Call, Livestream and Webcast Access Information

Access via Phone (audio only):
Date:	Wednesday, February 17, 2016
Time:	8:30 a.m. (EST)
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	814769

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
Embedded livestream on Twitter handle:        @TMobileIR

Submit Questions via Text or Twitter:
Text:                 Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:                 Send a tweet to @TMobileIR using $TMUS

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Access via Webcast:
The earnings call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 814769.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. As T-Mobile does not or cannot predict or forecast certain of the expenses which are excluded from Adjusted EBITDA, but which would be required for the presentation of projected net income, T-Mobile does not provide projected net income or reconciliations to GAAP in the forward-looking financial measures.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Net income (loss)	$(151)	$391	$(94)	$101	$(63)	$361	$138	$297	$247	$733
Adjustments:
Interest expense	276	271	260	266	261	257	262	305	1,073	1,085
Interest expense to affiliates	18	85	83	92	64	92	121	134	278	411
Interest income	(75)	(83)	(97)	(104)	(112)	(114)	(109)	(85)	(359)	(420)
Other expense (income), net	6	12	14	(21)	8	(1)	1	3	11	11
Income tax expense (benefit)	(102)	286	(117)	99	(41)	2	100	184	166	245
Operating income (loss)	(28)	962	49	433	117	597	513	838	1,416	2,065
Depreciation and amortization	1,055	1,129	1,138	1,090	1,087	1,075	1,157	1,369	4,412	4,688
Cost of MetroPCS business combination	12	22	97	168	128	34	193	21	299	376
Stock-based compensation (1)	49	63	45	54	56	71	43	52	211	222
Gains on disposal of spectrum licenses (1)	—	(731)	11	—	—	—	—	—	(720)	—
Other, net (1)	—	6	6	6	—	40	2	—	18	42
Adjusted EBITDA	$1,088	$1,451	$1,346	$1,751	$1,388	$1,817	$1,908	$2,280	$5,636	$7,393

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the consolidated financial statements. Gains on disposal of spectrum licenses and Other, net transactions may not agree to the Consolidated Statements of Comprehensive Income (Loss) primarily due to certain routine operating activities, such as routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is more indicative of T-Mobile's ongoing performance and trends by excluding certain expenses which are either nonrecurring or may not be indicative of T-Mobile's directly controllable operating results. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

(in millions, except average number of customers, ARPU and ABPU)	Quarter								Year Ended December 31,
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
Less: Branded postpaid mobile broadband revenues	(47)	(54)	(68)	(92)	(109)	(135)	(165)	(179)	(261)	(588)
Branded postpaid phone service revenues	$3,400	$3,457	$3,602	$3,672	$3,665	$3,940	$4,032	$4,158	$14,131	$15,795
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	22,447	23,368	24,091	25,359	26,313	27,250	28,003	28,849	23,817	27,604
Branded postpaid phone ARPU	$50.48	$49.32	$49.84	$48.26	$46.43	$48.19	$47.99	$48.05	$49.44	$47.68

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
EIP billings	657	810	967	1,162	1,292	1,393	1,409	1,400	3,596	5,494
Lease revenues	—	—	—	—	—	—	30	194	—	224
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066	$5,468	$5,636	$5,931	$17,988	$22,101
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	22,975	24,092	25,095	26,572	27,717	28,797	29,838	31,013	24,683	29,341
Branded postpaid ABPU	$59.54	$59.79	$61.59	$61.80	$60.94	$63.29	$62.96	$63.74	$60.73	$62.77

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$1,648	$1,736	$1,790	$1,812	$1,842	$1,861	$1,894	$1,956	$6,986	$7,553
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	15,221	15,569	15,875	16,097	16,238	16,396	16,853	17,330	15,691	16,704
Branded prepaid ARPU	$36.09	$37.16	$37.59	$37.51	$37.81	$37.83	$37.46	$37.63	$37.10	$37.68

Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPA and ABPA and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPA and ABPA. To streamline the number of key performance metrics T-Mobile discloses, the Company will discontinue reporting branded postpaid ARPA and ABPA after the fourth quarter of 2015.  Going forward, T-Mobile will continue reporting branded postpaid customers per account which may be used, along with branded postpaid service revenues, to assess performance on a per account basis.

(in millions, except average number of accounts, ARPA and ABPA)	Quarter								Year Ended December 31,
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Calculation of Branded Postpaid ARPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645	11,966	12,154	12,346	11,008	12,028
Branded postpaid ARPA	$108.97	$107.11	$109.80	$109.87	$108.04	$113.50	$115.10	$117.09	$108.95	$113.50

Calculation of Branded Postpaid ABPA
Branded postpaid service revenues	$3,447	$3,511	$3,670	$3,764	$3,774	$4,075	$4,197	$4,337	$14,392	$16,383
EIP billings	657	810	967	1,162	1,292	1,393	1,409	1,400	3,596	5,494
Lease revenues	—	—	—	—	—	—	30	194	—	224
Total billings for branded postpaid customers	$4,104	$4,321	$4,637	$4,926	$5,066	$5,468	$5,636	$5,931	$17,988	$22,101
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	10,543	10,928	11,141	11,421	11,645	11,966	12,154	12,346	11,008	12,028
Branded postpaid ABPA	$129.74	$131.81	$138.73	$143.79	$145.03	$152.31	$154.56	$160.11	$136.17	$153.12

Average Revenue Per Account (ARPA) - Average monthly branded postpaid service revenue earned per account. Branded postpaid service revenues for the specified period divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. Branded postpaid ARPA will no longer be reported after the fourth quarter of 2015.

Average Billings Per Account (ABPA) - Average monthly branded postpaid service revenue earned from customers plus monthly equipment installment plan (EIP) billings and lease revenues divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period. Branded postpaid ABPA will no longer be reported after the fourth quarter of 2015.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

	Period Ended
(in millions, except net debt ratio)	Mar 31, 2014	Jun 30, 2014	Sep 30, 2014	Dec 31, 2014	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015
Short-term debt	$151	$272	$1,168	$87	$467	$386	$114	$182
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600	5,600	5,600	5,600
Long-term debt	14,331	14,369	16,284	16,273	16,261	16,386	16,442	20,484
Less: Cash and cash equivalents	(5,471)	(3,080)	(5,787)	(5,315)	(3,032)	(2,642)	(2,633)	(4,582)
Less: Short-term investments	—	—	—	—	—	—	—	(2,998)
Net Debt (excluding Tower Obligations)	$14,611	$17,161	$17,265	$16,645	$19,296	$19,730	$19,523	$18,686
Divided by: Last twelve months Adjusted EBITDA (1)	$4,936	$5,122	$5,124	$5,636	$5,936	$6,302	$6,864	$7,393
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.0	3.4	3.4	3.0	3.3	3.1	2.8	2.5

(1)	March 31, 2014 Adjusted EBITDA for the last twelve months includes Pro Forma combined results from Q2 2013 to reflect the results of MetroPCS prior to the business combination.

Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Free cash flow and adjusted free cash flow are calculated as follows:

	Quarter								Year Ended December 31,
(in millions)	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2014	2015
Net cash provided by operating activities	$759	$970	$1,062	$1,355	$489	$1,161	$1,531	$2,233	$4,146	$5,414
Cash purchases of property and equipment	(947)	(940)	(1,131)	(1,299)	(982)	(1,191)	(1,120)	(1,431)	(4,317)	(4,724)
Free Cash Flow	(188)	30	(69)	56	(493)	(30)	411	802	(171)	690
MetroPCS CDMA network decommissioning payments	9	5	15	52	71	103	76	95	81	345
Adjusted Free Cash Flow	$(179)	$35	$(54)	$108	$(422)	$73	$487	$897	$(90)	$1,035

Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com